Exhibit 10.1

PERFORMANCE RESTRICTED STOCK UNITS AGREEMENT

[Full Name of Employee]

[DATE]

Dear [Name]:
Pursuant to the Amended and Restated 2006 Employee Stock Plan (the “Plan”) of Cablevision Systems Corporation (the “Company”), you have been awarded a [20__] performance restricted stock unit award (the “Award”) effective as of [March __, 20__] (the “Effective Date”).
Capitalized terms used, but not defined, in this agreement (this “Agreement”) have the meanings given to them in the Plan. The Award is subject to the terms and conditions set forth below:

1.
Awards. In accordance with the terms of this Agreement, the target amount of your Award is [____] units (the “Target Award”), which number of units may be increased or decreased to the extent the performance objectives set forth on Annex 1 attached hereto (the “Objectives”) have been attained in respect of the period from [January 1, 20__] through [December 31, 20__] (the “Performance Period”). Each unit shall represent an unfunded, unsecured promise by the Company to deliver to you one share of NY Group Class A Common Stock, par value $.01 per share (“Share”), on the Delivery Date (as defined below). The Award, calculated in accordance with Annex 1 attached hereto, will become payable to you upon the date on which the Committee (as defined in Section 12 below) determines the Company’s performance against the Objectives (the “Award Date”); provided that you have remained in the continuous employ of the Company or one of its CVC Subsidiaries from the Effective Date through the Award Date. It is expected that the Award Date will occur prior to [March __, 20__]. In accordance with Section 10(b) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of your Award, the Company may pay you a cash amount equal to the number of such Shares multiplied by the Fair Market Value of a Share on the date when Shares would otherwise have been issued, as determined by the Committee.

2.Termination of Employment. Subject to Sections 3 and 4, if, on or prior to the Award Date, your continuous employment by the Company and its CVC Subsidiaries ends for any reason, then you will automatically forfeit all of your rights and interest in the Award regardless of whether the Objectives are attained.
3. Accelerated Vesting in the Event of Death.  If your employment is terminated as a result of your death any unvested portion of your Target Award will vest as of the termination date, regardless of whether or not the Performance Criteria have been satisfied.
4.Going Private Transaction or Change of Control. As set forth in Annex 2 attached hereto, your entitlement to the Award may be affected in the event of a Change of Control of the Company or a going-private transaction (each as defined in Annex 2 attached hereto).
5.Termination. Except for a right which has accrued to receive a payment on account of the Award, this Agreement shall automatically terminate and be of no further force and effect on the Award Date.
6.Transfer Restrictions. You may not transfer, assign, pledge or otherwise encumber the Award, other than to the extent provided in the Plan.
7.Unfunded Obligation. The Plan will at all times be unfunded and, except as set forth in Annex 2, no provision will at any time be made with respect to segregating any assets of the Company or any of its Affiliates for payment of any benefits under the Plan, including, without limitation, those covered by this Agreement. Your right or that of your estate to receive payments under this Agreement shall be an unsecured claim against the general assets of the Company, including any rabbi trust established pursuant to Annex 2. Neither you nor your estate shall have any rights in or against any specific assets of the Company other than the assets held by the rabbi trust established pursuant to Annex 2.
8.Right to Vote and Receive Dividends. You shall not be deemed to be the holder of Shares underlying the Award, and shall not have any of the rights of a stockholder with respect to such Shares, unless and until the Company shall have issued and delivered Shares to you and your name shall have been entered as a stockholder of record on the books of the Company. Pursuant to Section 10(c) of the Plan, all ordinary cash dividends (as determined by the Committee in its sole discretion) that would have been paid upon any Shares delivered in respect of your vested Award had such Shares been issued at the time the dividends were paid will be paid to you (without interest) on the Delivery Date to the extent that your Award vests.
9.Tax Representations and Tax Withholding. You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of receiving the Award. You hereby represent to the Company that you are relying solely on such advisors and not on any statements or representations of the Company, its Affiliates or any of their respective agents. If, in connection with the Award, the Company is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 16 of the Plan.
10.Delivery. Subject to Sections 9, 11, 14 and Annex 2 and except as otherwise provided in this Agreement, the Shares will be delivered in respect of your vested Award (if any) on the first to occur of the following events: (i) to you on or promptly after the Award Date (but in no case more than 15 days after such date) and (ii) in the event of your death, to your estate promptly after the Company receives notice of your death (but in any case during the calendar year in which your death occurs, or such later date as may be permitted under Section 409A) (the “Delivery Date”). Unless otherwise determined by the Committee, delivery of the Shares at the Delivery Date will be by book-entry credit to an account in your name that the Company has established at a custody agent (the “custodian”). The Company’s transfer agent, Wells Fargo Bank, N.A., shall act as the custodian of the Shares; however, the Company may in its sole discretion appoint another custodian to replace Wells Fargo Bank, N.A. On the Delivery Date, if you have complied with your obligations under this Agreement, we will instruct the custodian to electronically transfer your Shares, net of Shares used to satisfy applicable withholding taxes, to a brokerage or other account on your behalf (or make such other arrangements for the delivery of the Shares to you as we reasonably determine).
11.Right of Offset. You hereby agree that if the Company shall owe you any amount (the “Company-Owed Amount”) that does not constitute “non-qualified deferred compensation” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the IRC”) under this Agreement, then the Company shall have the right to offset against the Company-Owed Amount, to the maximum extent permitted by law, any amounts that you may owe to the Company or its CVC Subsidiaries of whatever nature.
12.The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company or any replacement committee established under, and as more fully defined in, the Plan.
13.Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.
14.Amendment. The Committee reserves the right at any time and from time to time to amend or revise the terms and conditions set forth in this Agreement, except that the Committee may not make any such amendment or revision in a manner unfavorable to you (other than if immaterial) without your consent. Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.
15.Award Subject to the Plan. The Award is subject to the Plan.
16.Entire Agreement. Except for any employment agreement between you and the Company or any of its Affiliates in effect as of the date of the grant hereof (as such employment agreement may be modified, renewed or replaced), this Agreement and the Plan constitute the entire understanding and agreement of you and the Company with respect to the Award covered hereby and supersede all prior understandings and agreements. Except as provided in Section 25, in the event of a conflict among the documents with respect to the terms and conditions of the Award covered hereby, the documents will be accorded the following order of authority: the terms and conditions of the Plan will have highest authority followed by the terms and conditions of your employment agreement, if any, followed by the terms and conditions of this Agreement; provided, that, if you have entered into an employment agreement with the Company that specifically provides for the payment of your long-term cash performance awards that are subject to performance conditions upon certain terminations of employment, but does not specifically address the treatment of restricted stock units that are subject to performance conditions, then the Award will be subject to the same treatment on such terminations of employment as apply, or would apply, to long-term cash performance awards.
17.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.
18.Governing Law. This Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of New York without regard to conflict of law principles.
19.Jurisdiction and Venue. You irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States located in the Southern District and Eastern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement and the Plan, and hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You agree that the mailing of process or other papers in connection with any action or proceeding in any manner permitted by law shall be valid and sufficient service.
20.Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same, any similar or any dissimilar term or condition at the same or at any prior or subsequent time.
21.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
22.Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be considered in agreement that the Award shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of the Company and its Affiliates, except as determined otherwise by the Company. In addition, each of your beneficiaries shall be deemed to be in agreement that the Award shall be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by the Company or any of its Affiliates.
23.No Right to Continued Employment. Nothing contained in this Agreement or the Plan shall be construed to confer on you any right to continue in the employ of the Company or any Affiliate, or derogate from the right of the Company or any Affiliate, as applicable, to retire, request the resignation of, or discharge you, at any time, with or without cause.
24.CVC Subsidiaries. For purposes of this Agreement, “CVC Subsidiaries” shall mean the direct and indirect subsidiaries of the Company (or, in the case of a Going Private Transaction or Change of Control, the direct or indirect subsidiaries of the Surviving Entity).
25.Section 409A. It is the Company’s intent that payments under this Agreement be exempt from, or comply with, the requirements of Section 409A of the IRC, and that this Agreement be administered and interpreted accordingly. If and to the extent that any payment or benefit under this Agreement, or any plan or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the IRC and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A of the IRC under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A of the IRC and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to you, together with interest on such delayed amount at the rate equal to the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of your separation from service (or your earlier death), in a lump sum after the expiration of such six month period. The Committee will determine the Company’s performance against the Objectives under Section 1 hereof during the calendar year immediately following the Performance Period. This Section 25 will also apply to all previous awards granted to you pursuant to the Plan. Each payment under this Agreement will be treated as a separate payment under Section 409A of the IRC.
26.Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.
27.Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Effective Date.
28.Signatures. Execution of this Agreement by the Company may be in the form of an electronic or similar signature, and such signature shall be treated as an original signature for all purposes.

CABLEVISION SYSTEMS CORPORATION
By:

By your electronic signature, you (i) acknowledge that a complete copy of the Plan and the final execution version of this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.

Annex 2
to
Performance Restricted Stock Units Agreement

1.	In the event of a “going private transaction,” as defined below, that occurs prior to the Award Date, your entitlement to the Award shall be as follows:
A.    If the Company or the Surviving Entity, as defined below, has shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on NASDAQ, the Committee shall, no later than the effective date of the transaction which results in a going private transaction, deem the Performance Criteria to be satisfied at the Performance Target and either (i) convert your Award into an amount of cash equal to (a) the number of units in your Target Award multiplied by (b) the “offer price per share,” the “acquisition price per share” or the “merger price per share,” each, as defined below, whichever of such amounts is applicable or (ii) arrange to have the Surviving Entity grant to you an award of restricted stock units (or partnership units) of the Surviving Entity on the same terms and with a value equivalent to your Target Award which will, in the good faith determination of the Committee, provide you with an equivalent profit potential.

B.    If the Company or the Surviving Entity does not have shares of common stock (or partner-ship units) traded on a national stock exchange or on the over-the-counter market as reported on NASDAQ, the Committee shall deem the Performance Criteria to be satisfied at the target level and convert your Award into an amount of cash equal to the amount calculated as per Section 1(A)(i) above.

C.    Provided that you remain continuously employed with the Company, the Surviving Entity or one of the CVC Subsidiaries, any cash award provided for in Section 1(A)(i) or 1(B) shall become payable to you (or your estate), and any substitute restricted stock unit award of the Surviving Entity provided in Section 1(A)(ii) will vest and will be paid to you at or promptly after (but in no event more than 15 days after) the earliest of (i) the date on which your Award would otherwise have vested had it continued in effect, (ii) the date of your death or (iii) the date on which your employment with the Company or the Surviving Entity, as applicable, and the CVC Subsidiaries is terminated (a) by the Company, the Surviving Entity or one of the CVC Subsidiaries other than for Cause, or (b) by you for “good reason,” as defined below. The amount payable in cash shall be payable together with interest from the effective date of the going private transaction until the date of payment at (i) the weighted average cost of capital of the Company immediately prior to the effectiveness of the going private transaction, or (ii) if the Company (or the Surviving Entity) sets aside the funds in a trust or other funding arrangement, the actual earnings of such trust or other funding arrangement.

2.
In the event of a “Change of Control” of the Company, as defined below, provided you have remained continuously employed with the Company or one of the CVC Subsidiaries through the effective date of the transaction that results in the Change of Control, you will be entitled to the payment of your Award with the Performance Criteria deemed to be satisfied at the Performance Target.

A.If the actual Change of Control:
iis a permissible distribution event under Section 409A of the IRC or payment of the Award promptly upon such event is otherwise permissible under Section 409A of the IRC (including, for the avoidance of doubt, by reason of the inapplicability of Section 409A of the IRC to the Award), then the Shares will be delivered in respect of your Target Award immediately prior to the effectiveness of the Change of Control; or
iiis not a permissible distribution event under Section 409A of the IRC and payment of the Award promptly upon such event is not otherwise permissible under Section 409A of the IRC, then:

(1)(a) if the Company or the Surviving Entity has shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on NASDAQ, then the Award will be treated in accordance with Section 1(A) above or (b) if the Company or the Surviving Entity does not have shares of common stock (or partner-ship units) traded on a national stock exchange or on the over-the-counter market as reported on NASDAQ, then the Award will be treated in accordance with Section 1(B) above,
(2)any cash award provided for in Section 2(A)(ii)(1), and any substitute restricted stock unit award of the Surviving Entity provided for in Section 2(A)(ii)(1), will be fully vested and will be paid to you (or your estate), at the earliest to occur of: (a) any subsequent date on which you are no longer employed by the Company, the Surviving Entity or any of their CVC Subsidiaries for any reason other than termination of your employment by one of such entities for Cause (provided that if you are determined by the Company to be a “specified employee” within the meaning of Section 409A of the IRC, six months from such date), (b) any other date on which such payment or any portion thereof would be a permissible distribution under Section 409A of the IRC and (c) [January __, 20__], and
(3)the Company or the Surviving Entity shall promptly following the Change of Control set aside cash (or shares in the event a substitute restricted stock unit award is made) for your benefit in a “rabbi trust” that satisfies the requirements of Revenue Procedure 92-64; provided, that no payment will be made to such rabbi trust if it would be contrary to law or cause you to incur additional tax under Section 409A of the IRC. The amount set aside in the rabbi trust will be payable together with the actual earnings of such trust, if any.
3.As used herein,
“Cause” means, as determined by the Committee, your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an Affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.
“Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of (1) the power to direct the management of substantially all the cable television systems then owned by the Company in the New York City Metropolitan Area (as hereinafter defined) or (2) after any fiscal year of the Company in which all the systems referred to in clause (1) above shall have contributed in the aggregate less than a majority of the net revenues of the Company and its consolidated subsidiaries, the power to direct the management of the Company or substantially all its assets. For purposes of this definition, net revenues shall be determined by the independent accountants of the Company in accordance with generally accepted accounting principles consistently applied and certified by such accountants. “New York City Metropolitan Area” means all locations within the following counties: (i) New York, Richmond, Kings, Queens, Bronx, Nassau, Suffolk, Westchester, Rockland, Orange, Putnam, Sullivan, Dutchess, and Ulster in New York State; (ii) Hudson, Bergen, Passaic, Sussex, Warren, Hunterdon, Somerset, Union, Morris, Middlesex, Mercer, Monmouth, Essex and Ocean in New Jersey; (iii) Pike in Pennsylvania; and (iv) Fairfield and New Haven in Connecticut.
“going private transaction” means a transaction involving the purchase of Company securities described in Rule 13e-3 to the Securities and Exchange Act of 1934.
“Good reason” means
a.without your express written consent any reduction in your base salary or bonus potential, or any material impairment or material adverse change in your working conditions (as the same may from time to time have been improved or, with your written consent, otherwise altered, in each case, after the Effective Date) at any time after or within ninety (90) days prior to the Change of Control including, without limitation, any material reduction of your other compensation, executive perquisites or other employee benefits (measured, where applicable, by level or participation or percentage of award under any plans of the Company), or material impairment or material adverse change of your level of responsibility, authority, autonomy or title, or to your scope of duties;

b.any failure by the Company to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you;
c.the Company’s requiring you to be based at any office or location more than thirty-five (35) miles from your location immediately prior to such event except for travel reasonably required in the performance of your responsibilities; or
d.any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 1(A).
“Offer price per share” shall mean, in the case of a tender offer or exchange offer which results in a Change of Control or going private transaction (an “Offer”), the greater of (i) the highest price per share of common stock paid pursuant to the Offer, or (ii) the highest fair market value per share of common stock during the ninety (90)-day period ending on the date of consummation of a Change of Control or going private transaction. Any securities or property which are part or all of the consideration paid for shares of common stock in the Offer shall be valued in determining the Offer Price per Share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity making such offer or (B) the valuation placed on such securities or property by the Committee.
“Merger price per share” shall mean, in the case of a merger, consolidation, sale, exchange or other disposition of assets that results in a Change of Control or going private transaction (a “Merger”), the greater of (i) the fixed or formula price for the acquisition of shares of common stock occurring pursuant to the Merger, and (ii) the highest fair market value per share of common stock during the ninety (90)-day period ending on the date of consummation of such Change of Control or going private transaction. Any securities or property which are part or all of the consideration paid for shares of common stock pursuant to the Merger shall be valued in determining the merger price per share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity which is a party with the Company to the Merger, or (B) the valuation placed on such securities or property by the Committee.
“Acquisition price per share” shall mean the greater of (i) the highest price per share stated on the Schedule 13D or any amendment thereto filed by the holder of twenty percent (20%) or more of the Company’s voting power which gives rise to the Change of Control or going private transaction, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such Change of Control or going private transaction.
“Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all the cable television systems owned directly or indirectly by the Company in the New York City Metropolitan Area prior to consummation of such transaction. If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on NASDAQ, then such parent entity shall be deemed to be the Surviving Entity provided that if there shall be more than one such parent entity, the parent entity closest to ownership of the Company’s cable television systems shall be deemed to be the Surviving Entity. If in connection with any transaction, a Change of Control or going private transaction occurs and no entity shall own, after consummation of such transaction, substantially all the cable television systems owned by the Company in the New York City Metropolitan Area prior to consummation of such transaction, then, notwithstanding any other provision of this Section to the contrary, there shall not be deemed to be a Surviving Entity so that the provisions of Section 1(A)(ii) shall not be applicable. Ownership of “substantially all” the Company’s New York City Metropolitan Area cable television systems shall mean ownership, after consummation of such transaction (or series of related transactions), of an aggregate of at least eighty percent (80%) of the basic subscribers of all the cable television systems owned by the Company and its consolidated subsidiaries in the New York City Metropolitan Area prior to such transaction (or series of related transactions).